EXHIBIT 99.1

POSTING ON THE OFFICIAL GOOGLE BLOG DATED JANUARY 3, 2013

The Federal Trade Commission closes its antitrust review

The U.S. Federal Trade Commission today announced it has closed its investigation into Google after an exhaustive 19-month review that covered millions of pages of documents and involved many hours of testimony. The conclusion is clear: Google’s services are good for users and good for competition.

Larry and Sergey founded Google because they believed that building a great search experience would improve people’s lives. And in the decade-plus that’s followed, Google has worked hard to make it quicker and easier for users to find what they need. In the early days you would type in a query, we’d return 10 blue links and you’d have to click on them individually to find what you wanted. Today we can save you the hassle by providing direct answers to your questions, as well as links to other sites. So if you type in [weather san francisco], or [tom hanks movies], we now give you the answer right from the results page—because truly great search is all about turning your needs into actions in the blink of an eye.

As we made clear when the FTC started its investigation, we’ve always been open to improvements that would create a better experience. And today we’ve written to the FTC making two voluntary product changes:

•	More choice for websites: Websites can already opt out of

(http://support.google.com/webmasters/bin/answer.py?hl=en&answer=156449) Google Search, and they can now remove content (for example reviews) from specialized search results pages, such as local, travel and shopping;

•

More ad campaign control: Advertisers can already export their ad campaigns (http://support.google.com/adwords/editor/answer/38657/?hl=en&) from Google AdWords. They will now be able to mix and copy ad campaign data within third-party services that use our AdWords API.

In addition, we’ve agreed with the FTC that we will seek to resolve standard-essential patent disputes through a neutral third party before seeking injunctions. This agreement establishes clear rules of the road for standards essential patents going forward.

We’ve always accepted that with success comes regulatory scrutiny. But we’re pleased that the FTC and the other authorities that have looked at Google’s business practices—including the U.S. Department of Justice (in its ITA Software (http://www.justice.gov/opa/pr/2011/April/11-at-445.html) review), the U.S. courts (in the SearchKing (http://www.internetlibrary.com/cases/lib_case337.cfm) and Kinderstart (http://www.internetlibrary.com/cases/lib_case502.cfm) cases), and the Brazilian courts (in a case last year (http://searchengineland.com/google-wins-major-antitrust-victory-in-brazil-does-it-foreshadow-broader-eu-us-wins-132729))— have concluded that we should be free to combine direct answers with web results. So we head into 2013 excited about our ability to innovate for the benefit of users everywhere.

Posted by David Drummond, Senior Vice President and Chief Legal Officer